Exhibit 99.1

Contact:

Kearstin Patterson

Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. Initiates Augment™ Rotator Cuff Graft Trial

– Trial Aimed at Large Sports Medicine Market –

Franklin, Tenn. – December 7, 2010 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced it initiated enrollment in a pilot clinical trial to assess the safety and clinical utility of AugmentTM Rotator Cuff Graft for the repair of large rotator cuff tears. The randomized, controlled pilot trial is expected to include enrollment of up to 30 patients. The study’s objective is to determine the safety and performance of Augment Rotator Cuff (ARC) Graft for primary surgical treatment of full thickness rotator cuff tears. Augment Rotator Cuff Graft is an interpositional graft consisting of a collagen matrix hydrated with recombinant human Platelet-Derived Growth Factor-BB (rhPDGF-BB), one of the principal wound healing stimulators in the body.  The graft is positioned between the humerus and torn rotator cuff tendon(s) during standard surgical suture repair. BioMimetic is leveraging the same rhPDGF-BB technology around the world for orthopedic applications.

"This is a key development milestone for BioMimetic, as this trial represents the first use of our rhPDGF-BB platform technology directed at improving the healing of tendons and ligaments in humans,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics.  “Over 450,000 people have rotator cuff tears surgically repaired in the U.S. every year, and it has been reported that up to half of these patients could experience retears or incomplete healing.   Currently there are no approved recombinant therapies for facilitating the repair of tendons after injury.  Based on our preclinical studies, we believe Augment Rotator Cuff has the potential to speed healing, thus shortening recovery and facilitating faster return to sport and other activity and making reinjury less likely.”

About the Study

The trial is designed as a multi-center, randomized (2:1), controlled, blinded study to evaluate safety and performance of Augment Rotator Cuff for primary surgical treatment of full thickness (≥ 2 cm to < 5 cm) rotator cuff tears.  The Canadian study is expected to enroll up to 30 patients with 20 patients receiving Augment Rotator Cuff plus standard suture repair and 10 patients receiving standard suture repair alone.  The primary endpoint of the trial is safety, which will be evaluated by a comparison of adverse events between the two groups.  MRIs will also be reviewed to evaluate the safety and durability of the device. The Company anticipates completing enrollment in the second half of 2011.

Rotator Cuff Anatomy, Tears and Repair

The rotator cuff is made up of four muscles and their tendons. These combine to form a "cuff” over the upper end of the arm (head of the humerus). The rotator cuff holds the humerus in place in the shoulder joint, enables the arm to rotate, helps to lift and rotate the arm, and stabilizes the ball of the shoulder within the joint. Rotator cuff tear is a common cause of pain and disability among adults. Most tears occur in the supraspinatus tendon, but other parts of the cuff may be involved.  Rotator cuff tears are among the most common shoulder injuries, and rotator cuff repair is one of the most commonly performed orthopedic soft tissue procedures performed in the United States.

Operative repair of rotator cuff tears may improve pain and function, however previous studies have demonstrated that a significant percentage of these repairs fail to heal when evaluated radiologically.  Integrity of repair has been correlated with improvements in functional outcomes and results of revision surgeries are less than optimal, reinforcing the notion that prevention of retears with a quality repair is critical for the long term outcome of the patient.  There are approximately 450,000 rotator cuff repair procedures annually in the U.S. and we estimate an additional 275,000 in other parts of the world.  These numbers are expected to increase at a rate of 6.5% annually due to the increasingly active aging population suffering acute sports-related injuries and various degenerative overuse conditions that ultimately require surgical repair.

About BioMimetic Therapeutics

BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration.  rhPDGF-BB is a synthetic form of one of the body's principal agents to stimulate and direct healing and regeneration.  The mechanism of action of this platform technology suggests it may be effective in a broad array of musculoskeletal applications, including the repair of bone, ligament, tendon and cartilage. Through the commercialization of this technology, BioMimetic seeks to become the leading company in the field of orthopedic regenerative medicine.

In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and continues to sponsor clinical trials with its three lead product candidates Augment™ Bone Graft, Augment™ Injectable Bone Graft, and Augment™  Rotator Cuff Graft  in multiple orthopedic indications including the treatment of foot and ankle fusions, the stimulation of healing of fractures of the wrist, and the surgical treatment of rotator cuff tears.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment Bone Graft as an alternative to the use of autograft, the current gold standard in bone grafting, in foot and ankle fusion indications in Canada. In May 2010, the Company’s Pre-Marketing Approval (PMA) application for the approval of Augment Bone Graft was filed with the FDA, and the Company anticipates approval for this product in the United States in 2011.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements.  BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

###